
Ethan Allen Interiors Inc. (Delaware)
Ownership is 100% unless otherwise indicated
Ethan Allen Global, Inc. (Delaware)
Ethan Allen Finance Corporation (Delaware)
Ethan Allen India Private Limited (India)
Ethan Allen Retail, Inc. (Delaware)
Ethan Allen Operations, Inc. (Delaware)
Lake Avenue Associates, Inc. (Connecticut)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 95%
Cut and Sew Manufacturing Realty, S. de R.L. de C.V (Mexico) 95%
Ethan Allen, S.A. (Honduras) 99.9%
Ethan Allen International, BVBA (Belgium) 99%
Knob Creek, Inc. (Delaware)
Ethan Allen (Canada) Inc.
EthanAllen.com (Delaware)
Manor House, Inc. (Delaware)
Ethan Allen Miami, LLC (Florida) 75%
Ethan Allen Realty Co. Ltd (Canada)
Ethan Allen Realty, LLC (Delaware)
Cut and Sew Manufacturing Operations, S. de R.L. de C.V. (Mexico) 5%
Cut and Sew Manufacturing Realty, S. de R.L .de C.V. (Mexico) 5%
Ethan Allen, S.A. (Honduras) 0.1%
Ethan Allen International, BVBA (Belgium) 1%